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                                                                       EXHIBIT 5


                            FILLMORE & GRIFFIN, L.C.


                                ATTORNEYS AT LAW







                                November 4, 1998





The Board of Directors of
International Mercantile Corporation ("IMC")
P0 BOX 340
Olney Md 20832



    RE:    Legality of IMC Shares Issued

           Pursuant to IMC Group Compensation Plan (the "Plan")



Gentlemen:



    We have reviewed the Plan and the Articles of Incorporation and Bylaws of IMC and we are of the opinion that all shares to be issued pursuant to the Plan will be, when issued, legally issued, fully paid and non-assessable shares of the common stock of IMC.

    We are of the further opinion that the Plan is not subject to Employee Retirement Income and Security Act ("ERISA").



                                       Sincerely,



                                       FILLMORE & GRIFFIN, L.C.